Exhibit 99.2
CARDIOVASCULAR SYSTEMS SETTLES EMPLOYMENT LITIGATION
St. Paul, Minn. — Nov. 2, 2010 — Cardiovascular Systems, Inc. (CSI) (Nasdaq: CSII), announced today that it has entered into a settlement agreement with ev3, Inc., now part of Covidien plc. The agreement dismisses all claims and counterclaims in the employment lawsuit between the two companies. The litigation stems from a suit ev3 originally filed against CSI in 2007 related to employees who joined CSI from ev3.
Pursuant to the agreement, CSI will pay ev3 $1.0 million, in the form of $750,000 cash and a $250,000 promissory note, due by January 1, 2014. CSI will receive insurance proceeds of $500,000 related to the settlement. Neither party admits any liability or wrongdoing.
“Reaching a settlement in this lawsuit is in the best interest of CSI,” said David L. Martin, CSI president and chief executive officer. “By resolving this issue, we can move forward and focus on our business and growth opportunities, without the distractions and expense of prolonged litigation.”
About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing interventional treatment systems for vascular disease. The company’s Diamondback 360® and Diamondback Predator 360™ PAD Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. As many as 12 million Americans suffer from peripheral arterial disease (PAD), which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest, and can lead to tissue loss and eventually limb amputation. In August 2007, the U.S. FDA granted 510(k) clearance for the use of the Diamondback 360° as a therapy for PAD, and CSI commenced a U.S. product launch in September 2007. Since then, nearly 30,000 procedures have been performed using the Diamondback 360° in leading institutions across the United States. For more information visit the company’s Web site at www.csi360.com.
Contacts:

For Cardiovascular Systems, Inc.	Padilla Speer Beardsley:
Investor Relations	Marian Briggs
(651) 259-2800	(612) 455-1742
investorrelations@csi360.com	mbriggs@psbpr.com

Nancy A. Johnson
(612) 455-1745
njohnson@psbpr.com
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